Exhibit 99.1

News Release

ascena retail group, Inc. reports

SECOND quarter 2013 results

– ADJUSTED EPS OF $0.26 –

– GAAP EPS FROM CONTINUING OPERATIONS OF $0.23 –

– Total Comparable sales increased 2% –

– Reiterates 2013 GUIDANCE OF $1.20 to $1.30 Per share –

SUFFERN, NY – March 4, 2013 – Ascena Retail Group, Inc. (NASDAQ – ASNA) today reported financial results for its fiscal second quarter and six months ended January 26, 2013.

For the second quarter of 2013, earnings per diluted share from continuing operations decreased to $0.23 per share, while earnings from discontinued operations were $0.06 per share. This compares to diluted earnings per share from continuing operations of $0.40 per share in Fiscal 2012. In connection with the acquisition of Charming Shoppes, Inc. (“Charming” and the “Charming Acquisition”), the Company incurred in Fiscal 2013 certain non-recurring purchase accounting costs, other acquisition-related integration and restructuring costs, and also incurred certain losses on the extinguishment of debt. Management believes that such costs are not indicative of the Company’s underlying operating performance and have adjusted Fiscal 2013 results to exclude the effect of such costs. Adjusted earnings per share from continuing operations on this basis was $0.26 per diluted share for the second quarter (see “Non-GAAP Financial Results” section of this release for additional comments on adjustments).

The Company’s combined total comparable sales increased 2% for the quarter versus the prior year, with store comp. sales of -1% and e-commerce comp. sales of 27%. Net sales for the second quarter of Fiscal 2013 increased 44% to $1.238 billion, compared to $862 million in the prior year’s second quarter, driven by the inclusion of the recently acquired Lane Bryant and Catherines businesses.

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented,

““Our second quarter performance reflects a difficult holiday season during which we utilized promotion and markdown strategies to manage inventory for an effective transition to Spring assortments.   We expect the challenging environment to continue and have adjusted our sales, promotion, and inventory plans accordingly.  These actions, combined with strong expense controls and our acceleration of productivity programs, give us confidence in our ability to achieve our full-year 2013 earnings expectations despite the market condition.”

Mr. Jaffe concluded, “We made solid progress positioning the business for long term growth during the first half of the year by continuing to build our talent base and investing in infrastructure to drive ongoing margin improvement and new store growth. We continue to be excited by the growth and efficiency opportunities created by the integration of our acquisition and strategies to fully leverage our portfolio.”

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Fiscal Second Quarter Results

Consolidated comparable store sales excluding e-commerce decreased by 1% for the period, with continued positive comps at Justice and Catherines, up 4% and 6%, respectively. E-commerce sales increased by 123% to $115 million on a consolidated basis, and 27% on a comparable basis. Combined, comparable store and e-commerce sales increased by 2%.

Soft holiday sales and a challenging external environment drove negative comparable store sales at Lane Bryant, maurices and dressbarn. Second quarter sales also were negatively impacted by Hurricane Sandy in the Northeast and the Company believes that middle income consumers were impacted by a weak economic outlook driven, in part, by tax increases.

Net sales for the second quarter of Fiscal 2013 increased 44% to $1.238 billion, compared to $862 million for last year’s second quarter, largely driven by the inclusion of sales from the newly acquired Lane Bryant and Catherines businesses, along with a 5% increase in sales from the Company’s legacy family of brands.

The Company’s comparable store and e-commerce sales data for the second fiscal quarter is summarized below:

Second Quarter Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales*	January 26, 2013	January 28, 2012
Justice	4%	$441.9	$407.2
Lane Bryant*	(5%)	259.4	--
maurices	(1%)	240.7	224.6
dressbarn	(6%)	221.4	230.2
Catherines*	6%	74.1	--
Total Company	(1%)	$1,237.5	$862.0
E-commerce comparable sales	27%
Total comparable sales	2%

*Comparable store sales include stores open for at least one year. Comparable store sales for Lane Bryant and Catherines include sales for all stores that were open in both that period and the comparative period in the prior year.

Gross margin for the second quarter of Fiscal 2013 increased to $662.1 million, or 53.5% of sales, compared to $477.3 million, or 55.4% of second quarter sales last year. The gross margin rate decline of 190 basis points was primarily due to lower margins associated with increased markdowns and promotional activity, particularly at dressbarn.

Buying, distribution and occupancy (“BD&O”) costs for the second quarter of Fiscal 2013 were $198.1 million, or 16.0% of sales, compared to $129.4 million, or 15.0% of second quarter sales last year. The 100 basis point increase was primarily due to the inclusion of Lane Bryant and Catherines, which have a higher BD&O expense as a percent of sales compared to the ascena legacy brands.

Selling, general and administrative (“SG&A”) expenses for the second quarter of Fiscal 2013 were $348.6 million, or 28.2% of sales, compared to $222.4 million, or 25.8% of second quarter sales last year. The 240 basis point increase is largely due to a duplicative overhead structure relating to the Charming Acquisition, which is expected to be reduced as integration work progresses.

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Operating income for the second quarter of Fiscal 2013 decreased to $68.3 million, or 5.5% of sales, compared to $100.0 million, or 11.6% of sales last year. However, on an adjusted basis, operating income for Fiscal 2013 was $75.1 million, or 6.1% of sales. The decrease in operating income as a percent of sales on an adjusted basis was primarily due to increased promotions and markdowns associated with the need to clear slow-moving holiday inventory and duplicative overhead expenses from the Charming Acquisition.

Income from continuing operations for the second quarter of Fiscal 2013 was $37.8 million, representing a decrease to the year-ago quarter’s income from continuing operations of $63.7 million. Excluding certain acquisition-related and financing-related expenses, adjusted income from continuing operations for the second quarter of Fiscal 2013 was $42.9 million, as compared to the year-ago quarter’s income from continuing operations of $63.7 million.

Earnings per share from continuing operations for the second quarter of Fiscal 2013 was $0.23 per diluted share, compared to $0.40 of earnings per diluted share from continuing operations for the second quarter of Fiscal 2012. Adjusted earnings per share from continuing operations for the second quarter of Fiscal 2013 was $0.26 per diluted share, compared to $0.40 of earnings per diluted share for the second quarter of Fiscal 2012.

Fiscal Second Quarter Balance Sheet Highlights

The Company ended the second quarter of Fiscal 2013 with cash and investments of $325.7 million and total debt of $277.4 million, compared to $168.9 million of cash and investments and $326.6 million of debt at the end of Fiscal 2012. During the quarter, we prepaid approximately $20 million of the outstanding principal balance of our term loan.

Reaffirms Fiscal July 2013 Earnings Guidance

The Company reaffirms its latest guidance for adjusted earnings per diluted share from continuing operations for the fiscal year ending July 2013 in the range of $1.20 to $1.30, excluding one-time, financing-related and acquisition-related integration, restructuring and purchase accounting costs that may be incurred resulting from the Charming Acquisition. The guidance is based upon various assumptions, including spring season comparable store sales increases in the range of 0% to 3% and comparable e-commerce sales growth of approximately 25%. Spring Season store openings are expected to be in the range of 100 – 120 and closings are expected to be in the range of 40 – 60.

Conference Call Information

The Company will conduct a conference call today, March 4, 2013, at 4:30 PM Eastern Time to review its second quarter of Fiscal 2013 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8896 prior to the start time, the passcode is 63056313. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until April 4, 2013 by dialing (617) 801-6888, the passcode is 76785292.

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About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 28, 2012 and in its last filed Quarterly Report on Form 10-Q for the quarter ended October 27, 2012.

Non-GAAP Financial Results

Ascena’s financial results for its fiscal second quarter and six months ended January 26, 2013 reflect the Charming Acquisition. In connection with the Charming Acquisition, the Company has incurred certain non-recurring purchase accounting costs, certain other acquisition-related integration and restructuring costs, and certain losses on the extinguishment of debt during its first six months of Fiscal 2013. Management believes that all of such costs are not indicative of the Company’s underlying operating performance. As such, adjusted results for the second quarter and first six months of Fiscal 2013, which exclude the effect of such costs, have been presented to supplement the reported results for each period. Reference should be made to Note 2 to the unaudited consolidated financial information included elsewhere in this release for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations (845) 369-4600

ICR, Inc James Palczynski Senior Managing Director (203) 682-8229 jp@icrinc.com

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Second Quarter Ended
	January 26, 2013	% of Net Sales	January 28, 2012	% of Net Sales
Net sales	$1,237.5	100.0%	$862.0	100.0%
Cost of goods sold	(575.4)	(46.5%)	(384.7)	(44.6%)
Gross margin	662.1	53.5%	477.3	55.4%
Other costs and expenses:
Buying, distribution and occupancy expenses	(198.1)	(16.0%)	(129.4)	(15.0%)
Selling, general and administrative expenses	(348.6)	(28.2%)	(222.4)	(25.8%)
Acquisition-related, integration and restructuring costs	(6.8)	(0.5%)	--	--
Depreciation and amortization expense	(40.3)	(3.3%)	(25.5)	(3.0%)
Operating income	68.3	5.5%	100.0	11.6%
Interest expense	(4.8)	(0.4%)	(0.3)	--
Interest and other income, net	0.2	--	1.0	0.1%
Loss on extinguishment of debt	(1.4)	(0.1%)	--	--
Income from continuing operations before income taxes	62.3	5.0%	100.7	11.7%
Provision for income taxes from continuing operations	(24.5)	(2.0%)	(37.0)	(4.3%)
Income from continuing operations	37.8	3.1%	63.7	7.4%
Discontinued operations, net of taxes	9.4	0.8%	--	--
Net income	$47.2	3.8%	$63.7	7.4%

Net income per common share - basic:
Continuing operations	$0.24		$0.42
Discontinued operations	$0.06		--
Total net income per basic common share	$0.30		$0.42

Net income per common share - diluted:
Continuing operations	$0.23		$0.40
Discontinued operations	$0.06		--
Total net income per diluted common share	$0.29		$0.40

Weighted average common shares outstanding:
Basic	157.2		152.6
Diluted	162.9		157.6

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Six Months Ended
	January 26, 2013	% of Net Sales	January 28, 2012	% of Net Sales

Net sales	$2,375.0	100.0%	$1,630.3	100.0%
Cost of goods sold	(1,056.3)	(44.5%)	(713.2)	(43.7%)
Gross margin	1,318.7	55.5%	917.1	56.3%
Other costs and expenses:
Buying, distribution and occupancy expenses	(404.9)	(17.0%)	(255.7)	(15.7%)
Selling, general and administrative expenses	(681.5)	(28.7%)	(435.3)	(26.7%)
Acquisition-related, integration and restructuring costs	(13.2)	(0.6%)	--	--
Depreciation and amortization expense	(77.9)	(3.3%)	(49.6)	(3.0%)
Operating income	141.2	5.9%	176.5	10.8%
Interest expense	(9.6)	(0.4%)	(0.5)	--
Interest and other income, net	0.5	--	1.9	0.1%
Loss on extinguishment of debt	(1.4)	(0.1%)	--	--
Income from continuing operations before income taxes	130.7	5.5%	177.9	10.9%
Provision for income taxes from continuing operations	(46.7)	(2.0%)	(66.7)	(4.1%)
Income from continuing operations	84.0	3.5%	111.2	6.8%
Discontinued operations, net of taxes	6.3	0.3%	--	--
Net income	$90.3	3.8%	$111.2	6.8%

Net income per common share - basic:
Continuing operations	$0.54		$0.73
Discontinued operations	$0.04		--
Total net income per basic common share	$0.58		$0.73

Net income per common share - diluted:
Continuing operations	$0.52		$0.70
Discontinued operations	$0.04		--
Total net income per diluted common share	$0.56		$0.70

Weighted average common shares outstanding:
Basic	156.2		153.3
Diluted	162.2		158.2

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 26, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$322.0	$164.3
Short-term investments	3.7	1.4
Inventories	498.6	533.4
Assets related to discontinued operations	93.4	133.6
Deferred tax assets	49.5	48.7
Prepaid expenses and other current assets	146.8	158.8
Total current assets	1,114.0	1,040.2
Non-current investments	--	3.2
Property and equipment, net	691.0	674.2
Goodwill	583.6	593.2
Other intangible assets, net	452.3	453.7
Other assets	42.1	42.6
TOTAL ASSETS	$2,883.0	$2,807.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$245.5	$252.8
Accrued expenses and other current liabilities	253.2	261.2
Deferred income	72.2	42.7
Liabilities related to discontinued operations	57.2	118.6
Income taxes payable	5.4	6.1
Current portion of long-term debt	--	4.2
Total current liabilities	633.5	685.6
Long-term debt	277.4	322.4
Lease-related liabilities	237.2	240.5
Deferred income taxes	103.4	60.6
Other non-current liabilities	157.9	157.1
Total liabilities	1,409.4	1,466.2
Equity	1,473.6	1,340.9
TOTAL LIABILITIES AND EQUITY	$2,883.0	$2,807.1

See accompanying notes.

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Ascena Retail Group, Inc.

Segment Information (Unaudited)

(millions)

	Second Quarter Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
Net sales:
Justice	$441.9	$407.2	$800.2	$727.2
Lane Bryant	259.4	--	489.2	--
maurices	240.7	224.6	465.3	427.5
dressbarn	221.4	230.2	473.4	475.6
Catherines	74.1	--	146.9	--
Total net sales	$1,237.5	$862.0	$2,375.0	$1,630.3

	Second Quarter Ended		Six Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
Operating income (loss):
Justice	$91.0	$77.0	$147.3	$124.8
Lane Bryant	(15.5)	--	(32.5)	--
maurices	27.7	26.4	57.3	50.1
dressbarn	(25.2)	(3.4)	(16.2)	1.6
Catherines	(2.9)	--	(1.5)	--
Subtotal	75.1	100.0	154.4	176.5
Less unallocated acquisition-related, integration and restructuring costs	(6.8)	--	(13.2)	--
Total operating income	$68.3	$100.0	$141.2	$176.5

See accompanying notes.

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Ascena Retail Group, Inc.

Notes to Consolidated Financial Information (Unaudited)

Note 1. Basis of Presentation

Discontinued Operations

In connection with the Charming Acquisition, certain acquired businesses have been classified as a component of discontinued operations within the consolidated financial statements.

In particular, the Company announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to cease operating the acquired Fashion Bug business. The Fashion Bug business, consisting of approximately 600 retail stores, ceased operations at the end of the second quarter of Fiscal 2013.

In addition, the Company also announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to sell the acquired Figi’s business. The Figi’s business, which markets food and specialty gift products, is expected to be sold by the one-year anniversary date of the closing of the acquisition of Charming Shoppes.

Those businesses have been classified as discontinued operations within the unaudited consolidated financial statements. As such, assets and liabilities relating to discontinued operations have been segregated and separately disclosed in the balance sheet as of the end of each period. In turn, operating results for those businesses have also been segregated and reported separately in the statement of operations for Fiscal 2013.

Buying, Distribution and Occupancy Costs Reclassification

Historically, the Company included buying, distribution and occupancy costs within cost of goods sold on the face of its statements of operations. However, in the fourth quarter of Fiscal 2012, in connection with conforming the financial presentation of Charming Shoppes, the Company decided to present each of the aggregate of buying, distribution and occupancy costs and gross margin separately on the face of its statements of operations. In addition, certain costs, such as store utility costs, were reclassified from selling, general and administrative expenses to buying, distribution and occupancy costs. Financial information for all prior periods has been reclassified in order to conform to the current period’s presentation. There have been no changes in historical operating income or historical net income for any period as a result of these changes.

Common Stock Split

On April 3, 2012, the Company issued a two-for-one common stock split, effected in the form of a 100% stock dividend. All common share and earnings per share data presented in the attached unaudited consolidated financial statements has been adjusted to reflect the stock split.

Other Reclassifications

Certain other immaterial reclassifications also have been made to the prior period’s financial information in order to conform to the current period’s presentation.

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Note 2. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided Fiscal 2013 financial measures in this press release that exclude the effects of certain non-recurring purchase accounting costs, certain other acquisition-related, integration and restructuring costs resulting from the Charming Acquisition, and certain losses on the extinguishment of debt. Management believes that all of such costs are not indicative of the Company’s underlying operating performance. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude such costs. All information below is presented for the Company’s continuing operations.

(in millions, except per share amounts)	Second Quarter
	FY 2013
	Income before income taxes	Income taxes	Net income	Diluted net income per common share
Reported basis – continuing operations	$62.3	$24.5	$37.8	$0.23
Adjustments:
Acquisition-related integration and restructuring costs	6.8	2.6	4.2	0.03
Loss on extinguishment of debt	1.4	0.5	0.9	--
Adjusted basis – continuing operations	$70.5	$27.6	$42.9	$0.26

Operating income:

(in millions)	Second Quarter
FY 2013
Reported basis	$68.3
Adjustments:
Acquisition-related integration and restructuring costs	6.8
Adjusted basis	$75.1

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